EXHIBIT 99.2

The Corporation posted net income of $2,279,805 for the first quarter of 2007, an increase of $289,688 (14.6%) compared to the first quarter of 2006. This increase is primarily due to the increase in net interest income.

Net interest income increased $606,754 to $7.7 million for the first quarter of 2007 compared to 2006. The increase is due in part to the average yield on loans which increased 77 basis points to 7.22% for the three months ending March 31, 2007 compared to the same period in 2006 and loan growth of $28.0 million to $531.2 million for the twelve months ending March 31, 2007.

Other income increased $235,245 as fees and service charges generated from deposit accounts improved over those generated in the first quarter of 2006.

Earnings per share increased $0.03 for the three months ending March 31, 2007 and 2006.